EXHIBIT 99.1

Contact:	Robert Jaffe/Wade Huckabee
PondelWilkinson Inc.
(310) 279-5980
LANNETT COMPANY ANNOUNCES NEW BOARD MEMBER
Philadelphia, PA – May 19, 2006 – Lannett Company, Inc. (AMEX: LCI) ), a manufacturer of generic pharmaceuticals, today announced the appointment of Jeffrey K. Farber as a board member, he has served as the company’s secretary since August 2003. This appointment expands the board to eight members, five of whom are independent.
Farber, 45, is president of Auburn Pharmaceutical, a national generic pharmaceutical distributor that he founded 13 years ago. Earlier, Farber rose through the management ranks of Major Pharmaceutical, including serving as president of the company’s Midwest division and on its board of directors. He earned a bachelors of science degree in business administration and participated in the Pharmacy Management Graduate Program at Long Island University.
“Jeff brings extensive industry experience and shares the board’s vision for our continued growth and development,” said Arthur Bedrosian, president and chief executive officer. “We look forward to his contributions and insights.”
About Lannett Company:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit Lannett Company’s website at www.lannett.com.
This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

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